Exhibit 10.1

Ola M. Snow Chief Human Resources Officer	Cardinal Health 7000 Cardinal Place Dublin, Ohio 43017 614.XXX.XXXX tel 614.XXX.XXXX fax cardinalhealth.com

December 12, 2022

Aaron Alt

Dear Aaron,

It is with great pleasure that I confirm in writing our offer of employment to you. All of us who have met with you enthusiastically believe you represent an exceptional fit with Cardinal Health, Inc. ("Cardinal Health") and will be a superb addition to the executive management team. As we have discussed, the terms of this offer are subject to approval by the Human Resources and Compensation Committee of our Board of Directors (“Compensation Committee”). The major provisions of your offer are:

Position: Your initial position will be Executive Vice President, Finance, based in Dublin, Ohio and reporting to Jason Hollar, Chief Executive Officer, Cardinal Health. You will become Chief Financial Officer (CFO) effective on February 10, 2023.

Start Date: Your start date will be January 16, 2023.

Base Salary: Your annual salary is $825,000; it is payable bi-weekly, every other Friday, one week behind the most current workweek you’ve completed (in arrears). You will be annually eligible for adjustments to your base salary rate, subject to both merit funding guidelines and your performance.

Management Incentive Plan: You will be annually eligible to participate in our short-term cash incentive plan, which we call the Management Incentive Plan ("MIP"). Your target incentive for the fiscal year ending June 30, 2023 will be 110% of your annual base salary, prorated to reflect the number of days you are employed in this position during the fiscal year. MIP funding is determined by the Compensation Committee based upon the achievement of both financial and non-financial objectives.

Long-Term Incentive Awards: You will also be eligible to receive annual grants of long-term incentive (“LTI”) awards, with a target award value of $3,500,000. Currently, LTI grants are awarded in August of each year; the first LTI grant for which you will be eligible is scheduled to occur in August 2023 for the fiscal year ending June 30, 2024. The grant is expected to be awarded in a mix of 40% restricted share units ("RSUs") and 60% performance share units (“PSUs”). Your RSUs and PSUs scheduled to be granted in August 2023 may be subject to deferred payment if you so elect before your start date. Annual LTI grant participation, award amounts, forms of awards, and award terms are reviewed on an annual basis and are subject to change at any time at the discretion of the Compensation Committee. Standard terms and conditions apply.

One-time Payments and Grants: To address forfeited compensation and incent and assist you in transitioning to this new role, we will provide you with:

•A gross cash sign-on bonus of $1,000,000, to be paid within 30 days from your start date. It is understood that if prior to completing one year of service, you are terminated for cause or if you voluntarily terminate employment with Cardinal Health, you would be responsible for reimbursing to Cardinal Health 100% of this sign-on bonus. If such a termination event occurs after one year of service, but before the completion of two years, you would be responsible for reimbursing to Cardinal Health 50% of this sign-on bonus. By signing this offer letter, you agree that Cardinal Health may withhold any amounts due from your final paycheck, as they relate to the above.

Mr. Aaron Alt

•You will be awarded an LTI grant with an expected value of $3,500,000 as of the grant date, with $2,500,000 delivered in PSUs and $1,000,000 delivered in RSUs subject to approval by the Compensation Committee. Per our standard practice, the grant will be made on the 15th calendar day of the month following your start date. The awards will be valued in accordance with Cardinal Health’s standard valuation practices. Standard terms and conditions apply. These RSUs and PSUs may be subject to deferred payment if you so elect before your start date.

Relocation: In lieu of eligibility for our Executive Homeowner Relocation Program, we will provide you with a $250,000 lump sum payment for your intended relocation within 12 months of your start date. It is understood that if you are terminated for cause or you voluntarily terminate employment with Cardinal Health before completing one year of service, you would be responsible for reimbursing to Cardinal Health 100% of this payment. If such a termination event occurs after one year of service, but before the completion of two years, you would be responsible for reimbursing to Cardinal Health 50% of this payment. By signing this offer letter, you agree that Cardinal Health may withhold any amounts due from your final paycheck, as they relate to the above.

Well-Being Opportunities: Cardinal Health is pleased to offer a comprehensive, competitive program. On your first day of employment, you are eligible to participate in the:

•Health, Life and Disability Plans – You will receive more information on these benefits in advance of your start date and during your new hire orientation session.

•401(k) Savings Plan – You are eligible to participate in the Cardinal Health 401(k) Savings Plan on the first day of your employment. You may contribute up to 50% of your pre-tax earnings to the Plan (subject to IRS maximum limits). Currently, if you contribute 5% or more you will receive the maximum company matching contribution of 4%. Cardinal Health also matches contributions from below 5% at various levels, and we can provide additional details upon request. These matching dollars are immediately 100% vested. In addition to the company match, Cardinal Health may make discretionary company contributions to your 401(k) account. These discretionary company contributions are 100% vested after three years of service. Enrollment information will be sent to you by Principal, our financial benefits service provider.

•Deferred Compensation Plan – You are eligible to participate in the Cardinal Health Deferred Compensation Plan (“DCP”). This plan enables you to defer compensation to save and invest beyond 401(k) plan limits set by the IRS. You may defer up to 50% of your base salary in 2023. Cardinal Health provides up to a 4% match on eligible compensation earned between $330,000 and $430,000 and may also make a discretionary company contribution to your DCP account. Matching contributions are immediately 100% vested and will be made on a per pay basis. Discretionary company contributions are 100% vested after 3 years. Enrollment information will be sent to you via e-mail by our Benefits department April 1. DCP annual enrollment occurs near the end of the calendar year. During the annual enrollment period you may make changes to any future DCP elections.

•Paid Time Off – Cardinal Health believes that taking time off from work is essential, both personally and professionally. We do not limit the number of sick and vacation days you may take during the year. However, you are expected to balance your work and time off appropriately with respect to business and staffing needs.

Screening: Consistent with our policies for all Cardinal Health personnel and the special consideration of our industry, this offer is contingent upon both the taking of a company paid drug screening test, the results of which must be negative, as well as an acceptable background check. These items must be completed prior to your start date.

Terms: Employment with Cardinal Health is not for any definite period of time and is terminable, with or without notice, at the will of either you or Cardinal Health at any time, for any reason. There is no contract, express or implied, of employment. However, you agree to be bound by the terms of a Confidentiality and Business Protection Agreement. That agreement must be signed and delivered to Cardinal Health on or before your start date.

Ethics: As a company founded on a core set of values, we will ask you to review the enclosed Standards of Business Conduct and sign a certificate of compliance.

If you have any questions, please feel free to call me at 614.XXX.XXXX.

Mr. Aaron Alt

I'm looking forward to working together and excited about what we will accomplish!

Sincerely,

/s/ Ola M. Snow

Ola M. Snow
Chief Human Resources Officer

I accept the above offer of employment:

/s/ Aaron E. Alt______________________________              12.12.22_________________________
Signature                                                                                   Date

cc: Jason Hollar